Exhibit 99.1

Diplomat Announces 2nd 2015 Quarter Financial Results

2nd Quarter Revenue Increased 49%, Net Income Increased 102%, Adjusted EBITDA Increased 287%,

Raising Full Year 2015 Guidance

FLINT, Mich., August 3, 2015 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended June 30, 2015. All comparisons, unless otherwise noted, are to the quarter ended June 30, 2014.

Second Quarter 2015 Highlights include:

•                  Revenue of $808 million, an increase of 49% or $266 million

•                  Total prescriptions dispensed of 234,000, an increase of 19%

•                  Gross margin of 8.6% versus 5.5%

•                  Adjusted EBITDA of $22.7 million, an increase of 287% or $16.8 million

•                  Adjusted EPS of $0.16 versus $0.06

Phil Hagerman, Chairman and CEO of Diplomat, commented “This was another great quarter for Diplomat.  We saw strong performance across the entire company as we continued to capitalize on our role as the nation’s largest independent specialty pharmacy.  We continued to integrate our previously acquired specialty infusion entities and, in an effort to expand our hepatitis C capabilities, we acquired Burman’s Specialty Pharmacy in June.  The acquisition, including use of Burmans’ proprietary technology, will allow us to more deeply penetrate the hepatitis C market across the Diplomat enterprise.  As a result of our solid financial results in the quarter, we are also raising our 2015 financial outlook.”

Second Quarter Financial Summary:

Revenue for the second quarter of 2015 was $808.0 million, compared to $541.7 million in the second quarter of 2014, an increase of $266.3 million or 49%.  The increase was the result of approximately $91 million of revenue from drugs that were new to the market or newly dispensed by Diplomat and approximately $109 million from our acquisitions.  The remaining increase is primarily attributable to the impact of manufacturer price increases, a richer mix of high-priced drugs, and payor mix changes.

Gross profit in the second quarter of 2015 was $69.7 million, compared to $29.6 million in the second quarter of 2014 and generated gross margin of 8.6% compared to 5.5%.  The gross margin improvement in the quarter was driven by drug mix changes, including the impact of our recently acquired entities, and continued favorable trends in manufacturer-derived gross profit.

Selling, general, and administrative expenses (“SG&A”) for the second quarter of 2015 was $62.5 million, an increase of $35 million, compared to $27.5 million in the second quarter of 2014.  Of this increase, $11.2 million relates to an increase in the fair value of contingent consideration and amortization expense from definite-lived intangible assets of our acquisitions.  Total employee cost increased by $14.0 million, and includes the employee expense from our acquired entities.  The increased employee expense was primarily attributable to the 24% increase in dispensed and serviced prescription volume, combined with the increased administrative complexity associated with our mix of business.  The remaining increase was in all other SG&A to support our growth including public company requirements, bad debt expense, consulting fees, travel, and other miscellaneous expenses.  As a percent of revenue, SG&A, excluding acquisition-related amortization and change in contingent consideration, accounted for 6.3% of total revenues for the three months ended June 30, 2015 compared to 5.0% in the year ago period.  This increase is primarily attributable to the more clinically intensive businesses we have acquired and the additional operating expense associated with servicing those patients.

Net income allocable to common shareholders for the second quarter of 2015 was $3.4 million, or $0.05 per common share, compared to $1.4 million, or $0.04 per common share for the second quarter of 2014.  On a diluted basis, we had net income per common share of $0.05 in the second quarter of this year, compared to $0.04 per common share in the year ago quarter.  Diluted non-GAAP Adjusted EPS (“Adjusted EPS”) was $0.16 in the second quarter of this year compared to $0.06 in the second quarter of 2014.  Compared to the year ago period, our weighted average common shares outstanding in the second quarter of 2015 were significantly impacted by our IPO, our follow-on equity offering, the use of shares as partial consideration for our acquisitions, and certain stock option exercises and repurchases.

Adjusted EBITDA for the second quarter of 2015 was $22.7 million versus $5.9 million in the second quarter of 2014, an increase of 287%.

2015 Financial Outlook

For the full-year 2015, we are increasing our financial guidance.  We now expect:

•                  Revenue between $3.2 and $3.4 billion, up from our previous range of $2.9 to $3.1 billion

•                  Net income between $11 and $13 million, compared to our previous range of $14 to $16 million; significantly influenced by actual year to date, and expected continued, increase in non-cash BioRx contingent consideration

•                  Adjusted EBITDA between $80 and $84 million, up from our previous range of $64 to $68 million

•                  Adjusted EPS between $0.56 and $0.60, up from our previous range of $0.48 to $0.51

Our Adjusted EPS expectations now assume approximately 62,700,000 weighted average common shares outstanding for the full year 2015, which could differ materially.  This includes the impact of our March 2015 common stock offering, contributions from our BioRx and Burman’s acquisitions, and interest expense associated with our new credit facility.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its second quarter and 2015 performance this evening, August 3, 2015 at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 67973099 approximately 15 minutes prior to the call.  A live webcast of the conference call will be available on the investor relations section of the Company’s website and an audio file of the call will also be archived for 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in contingent consideration related to our acquisitions, as well as deal-related costs.  We exclude merger and acquisition related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses will recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, Adjusted EBITDA, net income (loss), Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands, except par values)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$17,305	$17,957
Accounts receivable, net	257,913	158,450
Inventories	159,462	110,683
Deferred income taxes	2,168	1,813
Prepaid expenses and other current assets	15,886	2,183
Total current assets	452,734	291,086
Property and equipment, net	14,187	13,150
Capitalized software for internal use, net	35,417	13,236
Goodwill	250,544	23,148
Intangible assets, net	242,882	44,973
Investment in non-consolidated entity	3,500	3,500
Deferred debt issuance costs	5,681	921
Other noncurrent assets	234	72
Total assets	$1,005,179	$390,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$265,565	$202,495
Borrowings on line of credit	70,994	—
Short-term debt, including current portion of long-term debt	6,000	—
Accrued expenses:
Contingent consideration	47,681	6,282
Compensation and benefits	5,682	2,257
Other	6,142	4,394
Total current liabilities	402,064	215,428
Long-term debt, less current portion	114,000	—
Contingent consideration, less current portion	5,179	5,409
Deferred income taxes	11,081	518
Other noncurrent liabilities	—	4
Total liabilities	532,324	221,359
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 63,613,867 and 51,457,023 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	445,280	148,901
Additional paid-in capital	11,857	9,893
Retained earnings	11,603	5,354
Total Diplomat Pharmacy shareholders’ equity	468,740	164,148
Noncontrolling interests	4,115	4,579
Total shareholders’ equity	472,855	168,727
Total liabilities and shareholders’ equity	$1,005,179	$390,086

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$808,011	$541,675	$1,432,894	$1,007,352
Cost of goods sold	(738,342)	(512,107)	(1,322,083)	(948,275)
Gross profit	69,669	29,568	110,811	59,077
Selling, general and administrative expenses	(62,474)	(27,485)	(98,777)	(51,024)
Income from operations	7,195	2,083	12,034	8,053
Other income (expense):
Interest expense	(1,903)	(365)	(2,224)	(895)
Change in fair value of redeemable common shares	—	957	—	957
Equity loss of non-consolidated entity	—	(309)	—	(710)
Other	75	49	179	517
Total other (expense) income	(1,828)	332	(2,045)	(131)
Income before income taxes	5,367	2,415	9,989	7,922
Income tax expense	(2,254)	(740)	(4,204)	(4,557)
Net income	3,113	1,675	5,785	3,365
Less: net loss attributable to noncontrolling interest	(277)	—	(464)	—
Net income attributable to Diplomat Pharmacy, Inc.	3,390	1,675	6,249	3,365
Net income allocable to preferred shareholders	—	299	—	401
Net income allocable to common shareholders	$3,390	$1,376	$6,249	$2,964

Net income per common share:
Basic	$0.05	$0.04	$0.11	$0.09
Diluted	$0.05	$0.04	$0.10	$0.09

Weighted average common shares outstanding:
Basic	62,610,850	30,748,750	57,279,670	31,400,210
Diluted	64,795,362	33,304,028	59,845,620	34,101,120

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$5,785	$3,365
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,875	2,545
Change in fair value of contingent consideration	5,169	321
Share-based compensation expense	1,232	1,135
Excess tax benefits related to share-based awards	(4,983)	—
Net provision for doubtful accounts	5,359	997
Amortization of debt issuance costs	371	182
Deferred tax expense	1,450	2,105
Contingent consideration payment	(300)	—
Change in fair value of redeemable common shares	—	(957)
Equity loss of non-consolidated entity	—	710
Impairment of capitalized software for internal use	150	—
Loss (gain) on sale or disposal of property and equipment	60	(7)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(48,230)	(27,154)
Inventories	(34,545)	(9,217)
Accounts payable	12,221	48,258
Other assets and liabilities	4,831	(1,456)
Net cash (used in) provided by operating activities	(40,555)	20,827
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(299,977)	(51,302)
Expenditures for capitalized software for internal use	(6,118)	(3,893)
Expenditures for property and equipment	(1,009)	(426)
Net proceeds from sales of property and equipment	8	17
Loan to non-consolidated entity	—	(500)
Net repayment of related parties’ notes receivable	—	150
Net cash used in investing activities	(307,096)	(55,954)
Cash flows from financing activities:
Net proceeds from line of credit	70,994	17,254
Proceeds from long-term debt	120,000	—
Payments on long-term debt	—	(4,701)
Proceeds from follow-on public offering, net of transaction costs	187,271	—
Proceeds from sale of preferred stock, net of transaction costs	—	101,815
Payments made to repurchase common stock	—	(53,400)
Payments made to repurchase stock options	(36,298)	(9,400)
Proceeds from stock option exercises	5,880	—
Excess tax benefits related to share-based awards	4,983	—
Payment of debt issuance costs	(5,131)
Contingent consideration payment	(700)	—
Net cash provided by financing activities	346,999	51,568
(Decrease) increase in cash and equivalents	(652)	16,441
Cash and equivalents at beginning of period	17,957	9,109
Cash and equivalents at end of period	$17,305	$25,550
Supplemental disclosures of cash flow information:
Issuance of common stock as partial consideration for business acquisitions	$135,275	$12,000
Cash paid for interest	1,217	713
Cash paid for taxes	216	—

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated:

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
	(dollars in thousands) (Unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$3,390	$1,675	$6,249	$3,365
Depreciation and amortization	8,069	1,233	10,875	2,545
Interest expense	1,903	365	2,224	895
Income tax expense	2,254	740	4,204	4,557
EBITDA	$15,615	$4,012	$23,552	$11,362

Share-based compensation expense	$670	$873	$1,232	$1,135
Employer payroll taxes - option repurchases and exercises	605	—	1,176	—
Restructuring and impairment charges	—	—	150	—
Change in fair value of redeemable common shares	—	(957)	—	(957)
Equity loss of non-consolidated entity	—	308	—	710
Severance and related fees	145	44	314	254
Merger and acquisition related expenses	5,308	1,065	6,727	1,171
Philanthropy	—	119	—	180
Other taxes and credits	—	50	—	(419)
Other items	394	355	744	649
Adjusted EBITDA	$22,738	$5,869	$33,896	$14,083

Adjusted EPS (diluted)

Below is a reconciliation of the Company’s diluted net income attributable to Diplomat Pharmacy, Inc. per common share to Adjusted EPS for the three and six months ended June 30, 2015 and 2014.

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$3,390	$1,675	$6,249	$3,365
Amortization of acquisition-related intangible assets	6,908	226	8,630	452
Merger and acquisition related expenses	5,308	321	6,727	427
Income tax impact of adjustments	(5,131)	(168)	(6,456)	(290)
Adjusted non-GAAP net income	$10,475	$2,055	$15,151	$3,954

Net income attributable to Diplomat Pharmacy, Inc	0.10	0.05	0.10	0.10
Amortization of acquisition-related intangible assets	0.11	0.01	0.14	0.01
Merger and acquisition related expenses	0.08	0.01	0.11	0.01
Income tax impact of adjustments	(0.08)	(0.01)	(0.10)	—
Adjusted EPS	$0.16	$0.06	$0.25	$0.12